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                                                                 Exhibit 10.9(b)

The CIT Group/
Commercial Services, Inc.
1211 Avenue of the Americas
New York, NY 10036

                             as of January 31, 2000

Toymax, Inc.
125 East Bethpage Road
Plainview, NY 11803

Ladies and Gentlemen:

Reference is made to the Collection Factoring Agreement between us dated February 2, 1999, as amended (herein the "Agreement"). Capitalized terms used herein unless specifically defined herein shall have the meanings ascribed to such terms in the Agreement.

Pursuant to mutual understanding, the Agreement is amended effective January 1, 2000 as follows:

1. Paragraph 7 of the Agreement is hereby deleted in its entirety and replace with the following:

         "7. For our services hereunder, we shall receive a commission equal to:

                  a) a preferred commission rate for customers listed on
                     Schedule A attached hereto equal to:

                           (i) four-tenths of one percent (.40%) on the first $100,000,000-00 of factored sales during any Contract Year (as defined below); and

                           (ii) thirty-five hundredths of one percent (.35%) for factored sales during any Contract Year above $100,000,000.00; and

                  b)  one-half of one percent (.50%) for all other customers;

                  on the invoice amount for each account, less selling discounts (at our option, calculated on any terms offered), which commission shall be due and payable by you and chargeable to your account with us, at the end of the month in which such account arises. In the event that the actual factoring commissions paid to us by you during any Contract Year or part thereof (herein the "Period") is less then


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                  $200,000.00 (the "Minimum Factoring Commissions"), we shall charge your account as of the end of such Period with an amount equal to the difference between the actual factoring commissions paid during such Period and said Minimum Factoring Commissions. Such charge is based upon maximum selling terms of sixty (60) days, and no more extended terms or additional dating shall be granted by you to any customer without our prior written approval in each instance. When such approval is given by us, our charge with respect to the accounts covered thereby shall be increased at the rate of one-quarter of one percent (.25%) for each additional 30 days or portion or portion thereof of extended terms or additional dating. Our assumption of credit risk shall not include any invoice which represents the sale of samples. Contract Year shall mean the 12 month period commencing on January 1 of each year."

2. All references in the Agreement to "governing rate" shall be, and each hereby is, amended to read "Chase Prime Rate". The Chase Prime Rate is the per annum rate of interest publicly announced by the Chase Manhattan Bank in New York, New York from time to time as its prime rate. (The prime rate is not intended to be the lowest rate of interest charged by The Chase Manhattan Bank to its borrowers).

3. Paragraph 13 of the Agreement is deleted in its entirety and replace with the following:

         "13. This Agreement shall commence as of the date hereof and shall continue in full force and effect until ninety (90) days following written notice of an election to terminate this Agreement by either party to the other party by registered or certified mail, return receipt requested (the "Termination Date") in which event this Agreement shall so terminate. In the case of termination by you, we shall be entitled to receive an amount equal to the difference between the factoring commissions paid during the Contract Year in which the Termination Date occurs and the Minimum Factoring Commissions. No termination of this Agreement shall relieve or discharge either party of its duties, obligations and covenants with respect to the Obligations which exist at the Termination Date until all Obligations have been fully and finally paid and satisfied (whether contingent or otherwise)."

         Except as herein specifically provided, the Agreement remains in full force and effect in accordance with its terms and no other changes in the terms or provisions of the Agreement is intended or implied.

         If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the enclosed copy of this letter.

                                      Very truly yours,

                            THE CIT GROUP/COMMERCIAL SERVICES, INC.



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                            Assignee of Congress Talcott Corporation

                            BY  /s/ Steven Forleiter
                              -------------------------
                              Title: Vice President

         Read and Agreed to:

         TOYMAX, INC.

         By    /s/ William A. Johnson
            -------------------------
               Title: Chief Financial Officer


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                                   SCHEDULE A
                                  CUSTOMER LIST

                                                     WAL-MART

         K-Mart
         Toys 'R Us
         Kay-Bee Toys
         Target Stores
         Sears
         JC Penney's.
         Ames Department Stores
         Costco
         Meijer, Inc.
         BJ's Wholesale
         Walgreen's
         American Drug Stores
         Belk Stores
         Kohl's
         Talbot's
         Roses Stores, Inc.


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